AMENDING AGREEMENT
Coal Lease

THIS AGREEMENT MADE as of May 1, 2013.

BETWEEN:

PEACE RIVER PARTNERSHIP, a partnership existing under the laws of the Province of Alberta between P. Burns Peace River Resources Corporation and P. Burns Partners Limited, and having an office in the City of Calgary in the Province of Alberta (herein referred to as the “Peace River Partnership”)

OF THE FIRST PART

- and -

CARDERO COAL LTD., a company organized and existing under the laws of the Province of British Columbia (Incorporation no.: BC0827859) and having an office in the City of Vancouver in the Province of British Columbia (herein referred to as the “Cardero Coal”)

OF THE SECOND PART

WHEREAS the Peace River Partnership and Cardero Coal entered into the Coal Lease;

AND WHEREAS the Peace River Partnership and Cardero Coal wish to amend certain terms of the Coal Lease.

NOW THEREFORE, in consideration of the terms, covenants, conditions and provisions hereof, given or made by each party hereto, to or in favor of all or any of the other parties hereto, and other good and valuable consideration (receipt and sufficiency whereof is hereby acknowledged by each party receiving the same) the parties hereto mutually covenant and agree as follows.

ARTICLE 1
INTERPRETATION

1.1        Definitions

In this Amending Agreement, capitalized expressions used herein shall have the meanings given them in the Coal Lease, and in this Amending Agreement, unless something in the subject matter or context is inconsistent therewith:

“Amending Agreement” means this agreement.

“Effective Time” means the date set forth in Section 1.6 hereof.

“Coal Lease” means the Coal Lease dated June 15, 2010 between the Peace River Partnership and Cardero Coal and as the same may be amended from time to time.

1.2        Headings

The division of this Amending Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Amending Agreement.

1.3        Gender

Words of any gender used herein shall be deemed and construed to include correlative words of the other genders. Words importing the singular number shall include the plural number and vice versa, unless the context shall otherwise clearly indicate.

1.4        Not A Business Day

In the event that any day on which any act is to be done, any step is to be taken or any event is to have occurred, is not a Business Day, then such act shall be done, or step shall be taken or event shall be deemed to have occurred on or before the requisite time (if any) on the next succeeding Business Day.

1.5        Expanded Meanings

Unless the context otherwise necessarily requires, the following provisions shall govern the interpretation of this Amending Agreement:

1.5.1	words used herein importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

1.5.2	the terms “in writing” or “written” include printing, typewriting, or any electronic means of communication by which words are capable of being visually reproduced at a distant point of reception;

1.5.3

references herein to any agreement or instrument, including this Amending Agreement shall be deemed to be references to the agreement or instrument as varied, amended, modified, supplemented or replaced from time to time, and any specific references herein to any enactment shall be deemed to be references to such enactment as the same may be amended or replaced from time to time;

1.5.4

“this Amending Agreement” “the Amending Agreement” “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Amending Agreement and not to any particular Article, Section, Subsection, clause, subdivision or other portion hereof and include any and every instrument amending, supplementing or replacing this agreement; and

1.5.5

when calculating the period of time before which, within which or following which (as the case may be) any act is to be done, any step is to be taken or any event is to have occurred, the date upon which the act is to be done, the step is to be taken or the event is to have occurred, shall be excluded from the period, and if such date is not a Business Day, then such date shall be deemed to fall on the next succeeding Business Day.

1.6        Effective Time Of Amendments Made Hereby

All of the amendments, replacements and changes to the Coal Lease made by this Agreement shall be effective as of 8:00 a.m., local time in Vancouver, British Columbia, on May 1, 2013 and shall be conditional upon the execution and delivery of that amending agreement, effective May 1, 2013 in respect of the Carbon Creek Joint Venture Agreement dated June 15, 2010 between the Carbon Creek Partnership and Cardero Coal, as amended by an agreement dated April 14, 2011, and as the same may be amended from time to time, forming the Carbon Creek Joint Venture, by the parties thereto.

ARTICLE 2
AMENDMENT TO DEFINED TERMS

2.1        Change of Name of Coalhunter

All references to “Coalhunter” shall be read as “Cardero Coal”.

2.2        Amendment to Coal Lease Recital

Recital A to the Coal Lease is hereby replaced with the following:

“P. Burns Peace River Resources Corporation is the legal owner and Peace River Partnership is the beneficial owner of a 100% interests in the Lands (as hereinafter defined), subject to such exceptions and reservations as are contained or implied in the grants thereof from the Crown; and”

2.3        Amendments To Coal Lease Definitions

2.3.1      Section 1.1 is hereby amended by:

(a)	adding as paragraph 1.1(a), the definition of “Advance Royalty”, as follows:

“(a) “Advance Royalty” has the meaning given to that term in section 4.2;”; and

(b)	renumbering each of the paragraphs subsequent to paragraph (a) in section 1.1 and making the consequential change to each reference to each such renumbered definition in the Coal Lease.

ARTICLE 3
AMENDMENTS TO COAL LEASE

3.1	Coal Lease Amended

3.1.1	All references to “Coalhunter” shall be read as “Cardero Coal”.

3.1.2	Article 4 of the Coal Lease is hereby amended by adding as section 4.2 the following:

“4.2        Advance Royalty

(a)

Until the commencement of the payment of the Royalty pursuant to Article 3, which obligation is not deferred or otherwise affected hereby, Cardero Coal shall make an annual, non-refundable, advance payment in respect of the Royalty (the “Advance Royalty”) to the Peace River Partnership in the following amounts on the following dates:

Date	Amount

June 2, 2013	$500,000

June 2, 2014	$2,000,000

June 2, 2015	$3,000,000

June 2, 2016	$3,500,000

June 2, 2017	$3,500,000

June 2 in each year thereafter	$3,500,000

(b)	In each year in which Cardero Coal pays the Advance Royalty, it shall not be required to pay the Minimum Annual Royalty.

(c)

Notwithstanding that the Advance Royalty is non-refundable, the aggregate amount of all payments made in respect of the Advance Royalty (other than in respect of interest and any and all costs and expenses of Peace River Partnership in recovering amounts due) shall be deducted from the amount required to be paid in respect of the Royalty pursuant to Article 3, when the Royalty is paid, until the aggregate amount of the Advance Royalty paid by Cardero Coal has been recovered by it in this manner.

(d)	All payments of the Advance Royalty shall be made in the manner provided in section 3.4.

(e)

Notwithstanding the covenants and conditions contained in paragraphs 4.2(a) to 4.2(d), inclusive, while Cardero Coal is not in default under this Lease, Peace River Partnership agrees to accept payment of the amount due on the following terms and conditions:

(i)          all or any portion of the Advance Royalty due on June 2, 2013, such payment may be extended by Cardero Coal by notice in writing to Peace River Partnership given not less than 15 days prior to June 2, 2013, to anytime between June 2, 2013 and June 2, 2014,

(ii)         all or any portion of the Advance Royalty due on June 2, 2014, if the Advance Royalty referred to in clause 4.2(e)(i) and all interest thereon has been paid in full when due, then such June 2, 2014 payment may be extended by Cardero Coal by notice in writing to Peace River Partnership given not less than 15 days prior to June 2, 2014, to anytime between June 2, 2014 and January 1, 2015,

(iii)         notwithstanding an extension pursuant to clause 4.2(e)(i) or (ii), the full amount of the Advance Royalty and all accrued but unpaid interest to the date of the occurrence of any default described in Section 21.1 shall immediately become due and payable on that date,

(iv)        Cardero Coal shall pay to Peace River Partnership interest on the amount then outstanding in respect of clause 4.2(e)(i) or (ii), as the case may be, calculated at the rate of 6 per cent per annum, based on the number of days in the month for which the calculation is made divided by 365,

(v)          interest shall be due and payable on the first Business Day of each month following the month for which interest is being calculated hereunder,

(vi)         all payments of interest under this section shall be made in the manner as provided for the payment of Royalties in section 3.4,

(vii)        interest payments hereunder shall be payable by Cardero Coal both before and after maturity and before and after default or judgment, if any, until payment thereof in full, and interest shall accrue and be payable on overdue interest, if any, at the rates and at the times described in this Section,

(viii)       if any event of default occurs and is continuing, all payments made by Cardero Coal hereunder shall be applied to amounts due in the following order: (x) costs and expenses of Peace River Partnership in recovering amounts due, (y) interest and (z) Advance Royalty amounts, and

(ix)          for greater certainty, failure to pay any amount of interest due hereunder or any portion of the Advance Royalty when due shall in accordance with this paragraph 4.2 shall be an event of default for the purposes of paragraph 21.1(a) hereof, as amended hereby.”

3.1.3	Section 17.1(a) of the Coal Lease is hereby corrected by replacing in line four thereof the phrase “two million dollars ($10,000,000)” with the phrase “ten million dollars ($10,000,000)”.

3.1.4	Section 20.1 of the Coal Lease is hereby amended by deleting:

(a)	paragraph 20.1(a) thereof; and

(b)	renumbering paragraph “20.1(b)” as paragraph “20.1(a)”, and making the consequential change to each reference to such renumbered paragraph in the Coal Lease; and

(c)	renumbering paragraph “20.1(c)” as paragraph “20.1(b)”, and making the consequential change to each reference to such renumbered paragraph in the Coal Lease.

ARTICLE 4
COAL LEASE IN FULL FORCE

4.1        Coal Lease Otherwise Unamended

Except as specifically herein provided, the Coal Lease remains unamended and in full force and effect as at the date hereof.

4.2        Amendment Pursuant To Coal Lease

This Agreement constitutes an amendment within the meaning of Section 33.4 of the Coal Lease.

ARTICLE 5
MISCELLANEOUS

5.1        Governing Law

This Agreement shall be governed by, and interpreted and construed in accordance with, the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein, which shall be deemed to be the proper law thereof.

5.2        Enurement

This Agreement shall enure to the benefit of and be binding upon the Peace River Partnership and Cardero Coal, and their respective successors and permitted assigns.

5.3        Severability

Any provision of this Amending Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.4        Binding Effect

This Agreement shall become effective as of the Effective Time, when it shall have been executed by the Peace River Partnership and Cardero Coal and thereafter shall be binding upon and enure to the benefit of the Peace River Partnership and Cardero Coal and their respective successors and assigns. The Peace River Partnership shall not assign its rights and obligations hereunder or any interest herein without the prior consent of all Cardero Coal.

5.5        Time Of The Essence

Time shall be of the essence of this Amending Agreement.

5.6        Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Amending Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF the Parties hereto have duly executed and delivered this Amending Agreement as of the date first above written.

Peace River Partnership	Cardero Coal Ltd.

Per: (signed) L. Horan	Per: (signed) Henk Van Alphen

Name: L. Horan	Name: H. Van Alphen

Title: _____________________	Title: CEO & President